SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b),(c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 3)1

                          Inspire Pharmaceuticals, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   457733 10 3
-------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2003
-------------------------------------------------------------------------------
              Date of Event Which Requires Filing of this Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is Filed:

         [   ] Rule 13d-1(b)
         [   ] Rule 13d-1(c)
         [ X ] Rule 13d-1(d)






------------------
        1The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page. The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

CUSIP No. 457733 10 3                                         Page 2 of 6 Pages

1)  Name of Reporting Person                      Domain Partners
    I.R.S. Identification                         III, L.P.
    No. of Above Person
    (Entities Only)
-------------------------------------------------------------------------------
2)  Check the Appropriate Box                     (a)  [ X ]
    if a Member of a Group                        (b)  [   ]
-------------------------------------------------------------------------------
3)  SEC Use Only
-------------------------------------------------------------------------------
4)  Citizenship or Place                          Delaware
    of Organization
-------------------------------------------------------------------------------
Number of                           5)  Sole Voting
Shares Beneficially                     Power                -0-
Owned by Each
Reporting Person
With
                                    -------------------------------------------
                                    6)  Shared Voting
                                        Power                -0-
                                    -------------------------------------------
                                    7)  Sole Disposi-
                                        tive Power
                                    -------------------------------------------
                                    8)  Shared Dis-
                                        positive Power       -0-
                                    -------------------------------------------

9)  Aggregate Amount Beneficially
    Owned by Each Reporting person
-------------------------------------------------------------------------------
10) Check if the Aggregate
    Amount in Row (9)
    Excludes Certain Shares
-------------------------------------------------------------------------------
11) Percent of Class
    Represented by                                           -0-
    Amount in Row (9)
-------------------------------------------------------------------------------
12) Type of Reporting
    Person                                         PN
-------------------------------------------------------------------------------

CUSIP No. 457733 10 3                                         Page 3 of 6 Pages

1)  Name of Reporting Person                      DP III Associates,
    I.R.S. Identification                         L.P.
    No. of Above Person
    (Entities Only)
-------------------------------------------------------------------------------
2)  Check the Appropriate Box                (a) [ X ]
    if a Member of a Group                   (b) [   ]
-------------------------------------------------------------------------------
3)  SEC Use Only
-------------------------------------------------------------------------------
4)  Citizenship or Place                     Delaware
    of Organization
-------------------------------------------------------------------------------
Number of                           5)  Sole Voting
Shares Beneficially                     Power                -0-
Owned by Each
Reporting Person
With
                                    -------------------------------------------
                                    6)  Shared Voting
                                        Power                -0-
                                    -------------------------------------------
                                    7)  Sole Disposi-
                                        tive Power
                                    -------------------------------------------
                                    8)  Shared Dis-
                                        positive Power       -0-
                                    -------------------------------------------
9)  Aggregate Amount Beneficially
    Owned by Each Reporting person                           -0-
-------------------------------------------------------------------------------
10) Check if the Aggregate
    Amount in Row (9)
    Excludes Certain Shares
-------------------------------------------------------------------------------
11) Percent of Class
    Represented by                                           -0-
    Amount in Row (9)
-------------------------------------------------------------------------------
12) Type of Reporting
    Person                                                   PN
-------------------------------------------------------------------------------

CUSIP No. 457733 10 3                                         Page 4 of 6 Pages


1)  Name of Reporting Person                      Domain Associates,
    I.R.S. Identification                         L.L.C.
    No. of Above Person
    (Entities Only)
-------------------------------------------------------------------------------
2)  Check the Appropriate Box                      (a) [ X ]
    if a Member of a Group                         (b) [   ]
-------------------------------------------------------------------------------
3)  SEC Use Only
-------------------------------------------------------------------------------
4)  Citizenship or Place                           Delaware
    of Organization
-------------------------------------------------------------------------------
Number of                           5)  Sole Voting
Shares Beneficially                     Power                -0-
Owned by Each
Reporting Person
With
                                    -------------------------------------------

                                    6)  Shared Voting
                                        Power                -0-
                                    -------------------------------------------
                                    7)  Sole Disposi-
                                        tive Power
                                    -------------------------------------------
                                    8)  Shared Dis-
                                        positive Power       -0-
                                    -------------------------------------------
9)  Aggregate Amount Beneficially
    Owned by Each Reporting person                           -0-
-------------------------------------------------------------------------------
10) Check if the Aggregate
    Amount in Row (9)
    Excludes Certain Shares
-------------------------------------------------------------------------------
11) Percent of Class
    Represented by                                           -0-
    Amount in Row (9)
-------------------------------------------------------------------------------
12) Type of Reporting
    Person                                                  00
-------------------------------------------------------------------------------

CUSIP No. 457733 10 3                                         Page 5 of 6 Pages


                Amendment No. 3 to Schedule 13G (Final Amendment)
                -------------------------------------------------

     Reference is hereby made to the statement on Schedule 13G originally filed with the Securities and Exchange Commission on February 13, 2001, Amendment No. 1 thereto filed on February 5, 2002 and Amendment No. 2 thereto filed on January 21, 2003 (as so amended, the "Schedule 13G"). Terms defined in the Schedule 13G are used herein as so defined.

     The following items of the Schedule 13G are hereby amended and restated as follows:

Item 4 -   Ownership.

           (a)  Amount Beneficially Owned:

           Domain III:  -0-
           DP III A:  -0-
           DA: -0-

           (b)  Percent of Class:

           Domain III: -0-
           DP III A: -0-
           DA: -0-

           (c)  Number of shares as to which such person has:

           (i)  sole power to vote or to direct the vote:

           Domain III:  -0-
           DP III A:  -0-
           DA:  -0-

           (ii) shared power to vote or to direct the vote:  -0-

           (iii) sole power to dispose or to direct the disposition of:
           Domain III:  -0-
           DP III A:  -0-
           DA:  -0-

           (iv)  shared power to dispose or to direct the disposition of:  -0-

CUSIP No. 457733 10 3                                         Page 6 of 6 Pages


Signature:

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                 DOMAIN PARTNERS III, L.P.
                                 By:  One Palmer Square Associates III, L.P.,
                                      General Partner

                                 By /s/ Kathleen K. Schoemaker
                                         General Partner


                                 DP III ASSOCIATES, L.P.
                                 By:  One Palmer Square Associates III, L.P.,
                                 General Partner

                                 By /s/ Kathleen K. Schoemaker
                                        General Partner

                                 DOMAIN ASSOCIATES, L.L.C.


                                 By /s/ Kathleen K. Schoemaker
                                        Managing Member



Date: January 21, 2004